EXHIBIT 10.64

THIRD AMENDED AND RESTATED ADVISORY AGREEMENT
ASHFORD HOSPITALITY TRUST, INC.
THIS THIRD AMENDED AND RESTATED ADVISORY AGREEMENT (this “Agreement”), is dated and effective as of March 12, 2024 (the “Effective Date”), by and between ASHFORD HOSPITALITY TRUST, INC., a Maryland corporation (“Ashford Trust” or the “Company”), ASHFORD HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership (the “Operating Partnership”), ASHFORD TRS CORPORATION, a Delaware corporation (“TRS”), ASHFORD INC., a Nevada corporation (“Ashford Inc.”), and ASHFORD HOSPITALITY ADVISORS LLC, a Delaware limited liability company (“Ashford LLC” and, together with Ashford Inc., the “Advisor”), which is the operating company of Ashford Inc.
WHEREAS, Ashford Trust, through its interest in the Operating Partnership, is in the business of investing in the hospitality industry including, the acquiring, developing, owning, asset managing and disposing of hotels (for purposes hereof, unless the context otherwise requires, the term “Company” shall collectively include Ashford Trust and the Operating Partnership);
WHEREAS, Ashford Trust, the Operating Partnership and Ashford LLC entered into a Second Amended and Restated Advisory Agreement (the “Existing Advisory Agreement”) dated and effective on January 14, 2021 (the “Prior Effective Date”), pursuant to which the Advisor agreed to perform certain advisory services identified in such agreement, on behalf of, and subject to the supervision of, the board of directors of Ashford Trust (the “Board of Directors”), in exchange for the compensation set forth therein;
WHEREAS, the board of directors of each of Ashford Inc. and the Company desires to modify certain provisions of the Existing Advisory Agreement, and, in doing so to amend and restate the Existing Advisory Agreement to include these amendments;
WHEREAS, the Company desires to continue to avail itself of the experience, brand relationships, lender and capital provider sources and relationships, asset management expertise, sources of information, advice, assistance and certain facilities of the Advisor and to have the Advisor continue to provide the services hereinafter set forth, on behalf of, and subject to the supervision of, the Board of Directors, all as provided herein; and
WHEREAS, the Advisor is willing to continue to provide such services to the Company on the terms set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
1.    Appointment of Advisor. The Company acknowledges the appointment of the Advisor as the exclusive advisor of the Company pursuant to the terms of the Existing

Advisory Agreement and acknowledges the continued role of the Advisor as the exclusive advisor of the Company, to provide the management and real estate services specified herein on the terms and conditions set forth in this Agreement, and the Advisor hereby acknowledges and accepts such continued appointment.
2.    Duties of Advisor.
2.1    Specific Duties. Subject to the supervision of the Board of Directors, the Advisor will be responsible for the day-to-day operations of the Company (and all subsidiaries and joint ventures of the Company) and shall perform (or cause to be performed) all services relating to the acquisition and disposition of hotels, asset management, financing and operations of the Company as may be reasonably required, which shall include the following related to the Company’s hotel assets:
(a)    source, investigate and evaluate acquisitions and dispositions consistent with the Company’s Investment Guidelines (as defined in Section 9.2(a) below) and make recommendations to the Board of Directors;
(b)    engage and supervise, on the Company’s behalf and at the Company’s expense, third parties to provide development management, property management, project management, design and construction services, investment banking services, financial services, property disposition brokerage services, independent accounting and auditing services and tax reviews and advice, transfer agent and registrar services, feasibility studies, appraisals, engineering studies, environmental property inspections and due diligence services, underwriting review services, consulting services and all other services reasonably necessary for Advisor to perform its duties hereunder;
(c)    negotiate, on the Company’s behalf, any acquisitions, dispositions, financings, restructurings or other transactions with sellers, purchasers, lenders, brokers, agents and other applicable representatives;
(d)    coordinate and manage joint ventures with the Company, including monitoring and enforcing compliance with applicable joint venture or partnership governing documents;
(e)    negotiate, on behalf of the Company, terms of hotel management agreements, franchise agreements and other contracts or agreements of the Company, and modifications, extensions, waivers or terminations thereof including, without limitation, the negotiation and approval of annual operating and capital budgets thereunder;
(f)    on behalf of the Company, enforce, monitor and manage compliance of hotel management agreements, franchise agreements and other contracts or agreements of the Company, and modifications, extensions, waivers or terminations thereof;
(g)    negotiate, on behalf of the Company, terms of loan documents for the Company’s financings;

(h)    enforce, monitor and manage compliance of loan documents to which the Company is a party, in each case, on behalf of the Company;
(i)    administer bookkeeping and accounting functions as are required for the management and operation of the Company, contract for audits and prepare or cause to be prepared such periodic reports and filings as may be required by any governmental authority in connection with the ordinary conduct of the Company’s business, and otherwise advise and assist the Company with its compliance with applicable legal and regulatory requirements, including without limitation, periodic reports, returns or statements required under the Securities Exchange Act of 1934, as amended, the Code and any regulations or rulings thereunder, the securities and tax statutes of any jurisdiction in which the Company is obligated to file such reports, or the rules and regulations promulgated under any of the foregoing;
(j)    advise and assist in the preparation and filing of all offering documents, registration statements, prospectuses, proxies, and other forms or documents filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended, or any state securities regulators (it being understood that the Company shall be responsible for the content of any and all of its offering documents, SEC filings or state regulatory filings, including, without limitation, those filings referred to in subparagraph 2.1(i) above, and Advisor shall not be held liable for any costs or liabilities arising out of any misstatements or omissions in the Company’s offering documents, SEC filings, state regulatory filings or other filings referred to in subparagraphs 2.1(i) and (j), whether or not material, and the Company shall promptly indemnify Advisor for such costs and liabilities);
(k)    retain counsel, consultants and other third party professionals on behalf of the Company, coordinate, supervise and manage all consultants, third party professionals and counsel, and investigate, evaluate, negotiate and oversee the processing of claims by or against the Company;
(l)    advise and assist with the Company’s risk management and oversight function;
(m)    provide office space, office equipment and personnel necessary for the performance of services;
(n)    perform or supervise the performance of such administrative functions reasonably necessary for the establishment of bank accounts, related controls, collection of revenues and the payment of Company debts and obligations;
(o)    communicate with the Company’s investors and analysts as required to satisfy reporting or other requirements of any governing body or exchange on which the Company’s securities are traded and to maintain effective relations with such investors;
(p)    advise and assist the Company with respect to the Company’s public relations, preparation of marketing materials, website and investor relation services;

(q)    counsel the Company regarding qualifying, and maintaining Ashford Trust’s qualification as a REIT;
(r)    assist the Company in complying with all regulatory requirements applicable to the Company (subject to the Company providing appropriate, necessary and timely funding of capital);
(s)    counsel the Company in connection with policy decisions to be made by the Board of Directors;
(t)    furnish reports and statistical and economic research to the Company regarding the Company’s activities, investments, financing and capital market activities and services performed for the Company by the Advisor;
(u)    asset manage (subject to Section 2.5) and monitor the operating performance of the Company’s real estate investments, including the management and implementation of capital improvement programs, pursue property tax appeals (as appropriate), and provide periodic reports with respect to the Company’s investments to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;
(v)    maintain cash in U.S. Treasuries or bank accounts (with the understanding that Advisor’s duties shall not include providing or assisting in proactive investment management strategies or investment in securities other than U.S. Treasuries), and make payment of fees, costs and expenses, or the payment of distributions to stockholders of the Company;
(w)    advise the Company as to its capital structure and capital raising;
(x)    take all actions reasonably necessary to enable the Company to comply with and abide by all applicable laws and regulations in all material respects subject to the Company providing appropriate, necessary and timely funding of capital;
(y)    provide the Company with an internal audit staff with the ability to satisfy any applicable regulatory requirements, including, requirements of the New York Stock Exchange and the SEC, and any additional duties that are determined reasonably necessary or appropriate by the Company’s audit committee; and
(z)    take such other actions and render such other services as may reasonably be requested by the Company consistent with the purpose of this Agreement and the aforementioned services.
2.2    Officers and Other Personnel. The Advisor shall make available sufficient experienced and appropriate personnel to perform the services and functions specified including, without limitation, the positions of the chief executive officer, president, chief operating officer, chief financial officer, chief accounting officer and general counsel (collectively, “Executives”) or such positions as Advisor deems reasonably necessary. The Advisor shall not be obligated to dedicate any of its officers or other personnel exclusively to the Company nor is the Advisor, its Affiliates or any of its officers or other employees obligated to dedicate any specific portion of its or their time to the Company or its business, except as necessary to perform the services provided above. The Advisor shall be entitled to rely on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Advisor at the Company’s sole cost and expense. The Advisor may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (each, a “Person”) as the Advisor deems necessary or advisable in connection with the management and operations of the Company.
2.3    Certain Related Party Matters. Any waiver, consent, approval, modification, enforcement matter or election required to be made by the Company under (a) the Amended and Restated Mutual Exclusivity Agreement between the Company, Operating Partnership, Remington and Monty J. Bennett, dated as of August 8, 2018, as the same has been amended through the date hereof and may be amended from time to time hereafter, (b) the Mutual Exclusivity Agreement between the Company, Operating Partnership and Premier, dated as of August 8, 2018, as the same has been amended through the date hereof and may be amended from time to time hereafter, (c) the Consolidated, Amended and Restated Hotel Master Management Agreement (the “Hotel Master Management Agreement”) dated as of August 8, 2018, by and among TRS, RI Manchester Tenant Corporation, CY Manchester Tenant Corporation and Remington, as the same has been amended through the date hereof or may be amended or supplemented from time to time hereafter, or (d) Master Project Management Agreement (the “Master Project Management Agreement”) dated as of August 8, 2018, by and among TRS, RI Manchester Tenant Corporation, CY Manchester Tenant Corporation, Operating Partnership and Premier, as the same has been amended through the date hereof or may be amended or supplemented from time to time hereafter, shall be within the exclusive discretion and control of a majority of the Independent Directors (or higher vote thresholds specifically set forth in such agreements) unless specifically delegated to the Advisor by a majority of the Independent Directors. For purposes of this Agreement, “Independent Director” shall mean any director of Ashford Trust who, on the date at issue, is currently serving on the Board of Directors and is “independent” as determined by application of the current rules and regulations of the New York Stock Exchange in effect as of the Effective Date of this Agreement. For purposes of this Agreement, “Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Person in question and any officer, director, trustee, key decision-making employee, stockholder or partner of any Person referred to in the preceding clause, except that for purposes of this Agreement, the Company shall not be considered an Affiliate of the Advisor.
2.4    Increase in Scope of Duties. Any increase in the scope of duties or services to be provided by the Advisor must be jointly approved by the Company and the Advisor and will be subject to additional compensation determined in accordance with the provisions of Section 6.4 and the process set forth in Section 9.3 below.

2.5    Exclusivity. Ashford Inc. and its subsidiaries shall be the Company’s sole and exclusive provider of asset management, project management and other services offered by Ashford Inc. or any of its subsidiaries, with authority to source, evaluate and monitor the Company’s investment opportunities consistent with the Company’s Investment Guidelines, and to direct the operation and policies of the Company, such as managing the Company’s assets and monitoring the operating performance of the Company’s hotel real estate investments and other assets, including the management and implementation of capital improvement programs, pursue property tax appeals (as appropriate), and providing periodic reports with respect to the Company’s hotel real estate investments and other assets to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results.
3.    Authority of Advisor. Subject to the express limitations set forth in this Agreement and the continuing authority of the Board of Directors over the management of the Company, the power to direct the management, operation and policies of the Company shall be vested in the Advisor. Notwithstanding the foregoing, all material decisions with respect to annual capital plans, brand conversions, the commencement or settlement of litigation matters, investment decisions, capital market transactions, annual budgets and management and franchise options recommended by the Advisor, including the acquisition, sale, financing and refinancing of assets, shall be subject to the prior authorization of the Board of Directors, except to the extent such authority is expressly delegated by the Board of Directors to the Advisor. Additionally, if the charter or Maryland General Corporation Law requires the prior approval of the Board of Directors, the Advisor may not take any action on behalf of the Company without the prior approval of the Board of Directors or duly authorized committees thereof. In such cases where prior approval is required, the Advisor will deliver to the Board of Directors such documents and supporting information as may be reasonably requested by the Board of Directors to evaluate a proposed investment (and any related financing) or other matter requiring the Board of Directors’ authorization.
4.    Bank Accounts. (i) The Advisor shall, and hereby is authorized to, and shall have the exclusive right and authority to, establish and maintain subject to any applicable conditions or limitations of loan documents applicable to the Company, one or more bank, brokerage or similar accounts in the Advisor’s own name for the account of the Company or in the name of the Company and collect and deposit into any account or accounts, and disburse from any such account or accounts, any and all money, securities and other cash equivalents on behalf of the Company, provided, that no funds shall be commingled with the funds of the Advisor. The Advisor shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and the independent auditors of the Company.
(ii)    The Advisor shall have the right, in its sole discretion, without prior notice to the Company, to set off, take and apply any monies of the Company on deposit in any bank, brokerage or similar account established and maintained for the Company by the Advisor pursuant to Section 4 or, subject to Section 19, any money on deposit in the Termination Fee Escrow Account established and maintained pursuant to Section 12 of this Agreement to the payment of all amounts becoming due and payable by the

Company; provided, that exercise of such set-off right shall not cause the Company’s remaining cash and cash equivalents to be less than the Working Capital Reserve. The exercise of any such set-off right shall not impact the Company’s obligation to pay any obligations that remain due and payable following set-off by Advisor. For the avoidance of doubt, in determining the amount of Enhanced Return Investments that Ashford LLC has funded or committed as of any time, amounts repaid in respect of previously made Enhanced Return Investments shall not be deducted. Advisor shall notify the Company in writing promptly after any exercise of setoff rights hereunder setting forth in reasonable detail the amounts so setoff.
5.    Payment of Expenses. Subject to the last two paragraphs of this Section 5, in addition to the compensation paid to the Advisor pursuant to Section 6 hereof, the Company shall pay directly or reimburse the Advisor, on a monthly basis, for all of the expenses paid or incurred by the Advisor or its Affiliates on behalf of the Company or in connection with the services provided to the Company pursuant to this Agreement, including, but not limited to, tax, legal, accounting, advisory, investment banking and other third party professional fees, Board of Directors’ fees, debt service, taxes, insurance (including errors and omissions insurance and any additional insurance required by Section 8.2), underwriting, brokerage, reporting, registration, listing fees and charges, travel and entertainment expenses, conference sponsorships, transaction diligence and closing costs, dead deal costs, dividends, office space, the cost of all equity awards or compensation plans established by the Company, including the value of awards made by the Company to the employees, officers, Affiliates and representatives of the Advisor, and any other costs which are reasonably necessary for the performance by the Advisor of its duties and functions under this Agreement and also including any expenses incurred by Advisor to comply with new or revised laws or governmental rules or regulations that impose additional duties on the Company or the Advisor in its capacity as advisor to the Company, including any personnel costs incurred to satisfy such additional duties. In addition, the Company shall pay its pro rata share of the office overhead and administrative expenses of the Advisor incurred in providing its duties pursuant to this Agreement.
The Advisor shall be responsible for all wages, salaries, cash bonus payments and benefits related to all employees of the Advisor providing services to the Company (including any officers of the Company who are also officers of the Advisor), excluding expenses related to (i) the provision of internal audit services as described below and (ii) equity compensation awarded by the Company to employees, officers, Affiliates and representatives of the Advisor pursuant to Section 6.3 below. The Advisor shall also be responsible for reimbursing the Company for all costs associated with Ashford Trust’s chairman emeritus, Archie Bennett, Jr., which reimbursement shall include a seven hundred thousand dollar ($700,000) annual stipend payable to Mr. Archie Bennett as well as the actual cost of all benefits available to him on November 12, 2014 (the “Original Effective Date”) and reimbursement for reasonable expenses incurred by him in connection with his service to Ashford Trust.
Subject to the last two paragraphs of this Section 5, the Company shall reimburse the Advisor, on a monthly basis, the Company’s pro-rata portion (as reasonably agreed to between the Advisor and a majority of the Company’s Independent Directors or Ashford Trust’s

audit committee, chairman of the audit committee or lead director) of all expenses related to (i) employment of the Advisor’s internal audit managers and other employees of the Advisor who are actively engaged in providing internal audit services to the Company, (ii) the reasonable travel and other out-of-pocket costs of the Advisor relating to the activities of the Advisor’s internal audit employees and the reasonable third party expenses which the Advisor incurs, in each case, in connection with providing internal audit services, and (iii) all reasonable international office expenses, overhead, personnel costs, travel and other costs directly related to Advisor’s non-Executive personnel that are located internationally or that oversee the operations of international assets or related to Advisor’s personnel that source, investigate or provide diligence services in connection with possible acquisitions or investments internationally. Such expenses shall include, but are not limited to, salary, wages, payroll taxes and the cost of employee benefit plans.
The Company shall pay the costs and expenses that are reimbursable to the Advisor pursuant to this Agreement on a monthly basis in advance on the first business day of each month in an amount equal to the budgeted monthly reimbursements for the applicable month, which shall be equal to the amount estimated to be payable on account of the costs and expenses that are reimbursable to the Advisor for each month included in each annual expense budget prepared by the Advisor and approved by the Board of Directors (the “Annual Expense Budget”); provided, that if the Advisor and the Company do not agree on an Annual Expense Budget for the applicable fiscal year, the budgeted monthly reimbursements for each month of the existing fiscal year shall be equal to one hundred and ten percent (110%) of the Actual Monthly Reimbursements (as defined below) for the same month in the prior fiscal year.
No later than forty-five (45) days following the end of the applicable fiscal quarter, the Advisor shall calculate (and provide the Company with a copy of the calculation) the costs and expenses that were actually reimbursable to the Advisor pursuant to this Agreement for each month (each amount, the “Actual Monthly Reimbursements”) in the fiscal quarter just ended. The Company shall have ten (10) business days to review and comment upon the calculation provided by the Advisor. If the aggregate Actual Monthly Reimbursements payable as calculated by the Advisor for the fiscal quarter just ended exceeds the aggregate budgeted monthly reimbursements paid by the Company for the fiscal quarter (the difference being referred to as a “Reimbursement Underpayment”), then the Company shall pay the Advisor the full amount of the Reimbursement Underpayment no later than fifty-five (55) days following the end of the applicable fiscal quarter. If the aggregate budgeted monthly reimbursements paid by the Company for the fiscal quarter just ended is greater than the aggregate Actual Monthly Reimbursements payable as calculated by the Advisor for the fiscal quarter (the difference being referred to as a “Reimbursement Overpayment”), then the Advisor shall repay the Reimbursement Overpayment to the Company no later than fifty-five (55) days following the end of the applicable fiscal quarter.
6.    Compensation.
6.1    The Company shall, on a monthly basis, pay a fee (the “Base Fee”) in an amount equal to 1/12 of (i) 0.70% of the Total Market Capitalization of the Company for the

prior month, plus (ii) the Net Asset Fee Adjustment, if any, on the last day of the prior month during which this Agreement was in effect; provided, however in no event shall the Base Fee for any month be less than the Minimum Base Fee.
The Company shall pay the Base Fee or the Minimum Base Fee on the fifth business day of each month based on the calculation set forth above.
For purposes of this Agreement, the following terms have the meanings set forth below:
“Average VWAP” shall mean, for any period, (i) the sum of the VWAPs for each trading day in such period divided by (ii) the number of trading days in such period.
“Enhanced Return Hotel Asset” shall have the meaning set forth in the ERFP Agreement.
“Gross Asset Value” shall mean, with respect to any of the Company’s assets as of any date, the undepreciated carrying value of all such assets including all cash and cash equivalents and capitalized leases and any furniture, fixtures and equipment (FF&E) leased to subsidiaries of the Company to facilitate the purchase of any Enhanced Return Hotel Asset as reflected on the most recent balance sheet and accompanying footnotes of the Company filed with the SEC or prepared by the Advisor in accordance with GAAP consistent with its performance of its duties hereunder without giving effect to any impairments plus the publicly disclosed purchase price (excluding any net working capital and transferred FF&E reserves) of any assets acquired after the date of the most recent balance sheet and all capital expenditures made (to the extent not already reflected in the carrying value of the asset) with respect to an asset since the date of its acquisition for any improvements or for additions thereto, that have a useful life of more than one (1) year and that are required to be capitalized under GAAP.
“Minimum Base Fee” for each quarter beginning January 1, 2021 or thereafter will be equal to the greater of:
(i)    ninety percent (90%) of the Base Fee paid for the same month in the prior fiscal year and
(ii)    1/12th of the G&A Ratio for the most recent completed fiscal quarter multiplied by the Company’s Total Market Capitalization on the last balance sheet date included in the most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed by the Company with the SEC.
For purposes of this Agreement, the “G&A Ratio” will be calculated as the simple average of the ratios of total general and administrative expenses, less any non-cash expenses but including any dead deal costs, paid in the applicable quarter by each member of a select peer group set forth in Exhibit A (each, a “Peer Group Member” and collectively, the “Peer Group”), divided by the total market capitalization of such Peer Group Member (calculated in the same manner as the Company’s Total Market Capitalization). The G&A Ratio for each Peer Group

Member will be calculated based on the financial information presented in such Peer Group Member’s Form 10-Q or 10-K periodic filings with the SEC following the end of each quarter. The Peer Group may be modified from time to time by mutual written agreement of the Advisor and a majority of the Independent Directors, negotiating in good faith.
“Net Asset Fee Adjustment” shall be equal to the result of (i) the product of (A) the Sold Non-ERFP Asset Amount, if any, and (B) 0.70% plus (ii) the product of (A) the Sold ERFP Asset Amount, if any, and (B) 1.07%.
“Sold ERFP Asset Amount” shall mean an amount, calculated immediately after the first sale or other disposition (including by way of a foreclosure or deed-in-lieu of foreclosure by a mortgage or mezzanine lender of the Operating Partnership or its subsidiaries) of an Enhanced Return Hotel Asset occurring after the date of the ERFP Agreement (the “First ERFP Sale”) and, thereafter, immediately after each successive purchase or sale or disposition (including any such foreclosure or deed-in-lieu) of an Enhanced Return Hotel Asset (each, a “Successive ERFP Transaction”), equal to (i) immediately after the First ERFP Sale, the publicly disclosed sales or disposition price (excluding any net working capital and transferred FF&E reserves) of such Enhanced Return Hotel Asset and (ii) immediately after each Successive ERFP Transaction, an amount equal to the Sold ERFP Asset Amount in effect immediately prior to the Successive ERFP Transaction plus, in the case that such Successive ERFP Transaction is a sale or disposition of an Enhanced Return Hotel Asset, the publicly disclosed sales or disposition price (excluding any net working capital and transferred FF&E reserves) of such Enhanced Return Hotel Asset or minus, in the case that such Successive ERFP Transaction is a purchase of an Enhanced Return Hotel Asset, the publicly disclosed purchase price (excluding any net working capital and transferred FF&E reserves) of such Enhanced Return Hotel Asset; provided that if the foregoing calculation results, at any time of calculation, in a negative number, the calculated amount at such time of calculation shall be deemed to be zero; and provided further that if (x) the Company purchases any real property without any additional Enhanced Return Investment provided by Ashford LLC (a “Replacement Asset” and the publicly disclosed purchase price of such Replacement Asset (excluding any net working capital and transferred FF&E reserves), the “Replacement Asset Purchase Price”), (y) such acquisition would have reduced the Sold ERFP Asset Amount to zero (if such acquisition were of an Enhanced Return Hotel Asset) and (z) such Replacement Asset is subsequently sold or disposed of (including by way of a foreclosure or deed-in-lieu of foreclosure), then the Sold ERFP Asset Amount shall be increased as a result of such sale or disposition by an amount equal to the product of (A) the publicly disclosed sales or disposition price (excluding any net working capital and transferred FF&E reserves) of such Replacement Asset and (B) a fraction, (1) the numerator of which is the Sold ERFP Asset Amount immediately prior to the purchase of the Replacement Asset and (2) the denominator of which is the Replacement Asset Purchase Price.
“Sold Non-ERFP Asset Amount” shall mean an amount, calculated immediately after the first sale or other disposition (including by way of a foreclosure or deed-in-lieu of foreclosure by a mortgage or mezzanine lender of the Operating Partnership or its subsidiaries) of any real property owned by the Company (other than any Enhanced Return Hotel Asset) (a “Non-ERFP Hotel Asset”) occurring after the date of the ERFP Agreement (the “First Non-

ERFP Sale”) and, thereafter, immediately after each successive purchase or sale or disposition (including any such foreclosure or deed-in-lieu) of a Non-ERFP Hotel Asset (each, a “Successive Non-ERFP Transaction”), equal to (i) immediately after the First Non-ERFP Sale, the publicly disclosed sales or disposition price (excluding any net working capital and transferred FF&E reserves) of such Non-ERFP Hotel Asset and (ii) immediately after each Successive Non-ERFP Transaction, an amount equal to the Sold Non-ERFP Asset Amount in effect immediately prior to the Successive Non-ERFP Transaction plus, in the case such Successive Non-ERFP Transaction is the sale of a Non-ERFP Hotel Asset, the publicly disclosed sales or disposition price (excluding any net working capital and transferred FF&E reserves) of such Non-ERFP Hotel Asset or minus, in the case such Successive Non-ERFP Transaction is the purchase of an Non-ERFP Hotel Asset, the publicly disclosed purchase price (excluding any net working capital and transferred FF&E reserves) of such Non-ERFP Hotel Asset; provided that if the foregoing calculation results, at any time of calculation, in a negative number, the calculated amount at such time of calculation shall be deemed to be zero; and provided further that if (x) the Company purchases a Replacement Asset, (y) such acquisition would have reduced the Sold ERFP Asset Amount to zero (if such acquisition were of an Enhanced Return Hotel Asset) and (z) such Replacement Asset is subsequently sold or disposed of (including by way of a foreclosure or deed-in-lieu of foreclosure), then the Sold Non-ERFP Asset Amount shall be increased as a result of such sale or disposition by an amount equal to the product of (A) the publicly disclosed sales or disposition price (excluding any net working capital and transferred FF&E reserves) of such Replacement Asset and (B) a fraction, (1) the numerator of which is the Replacement Asset Purchase Price less the Sold ERFP Asset Amount immediately prior to the purchase of the Replacement Asset and (2) the denominator of which is the Replacement Asset Purchase Price.
“Total Market Capitalization” shall mean, for any period:
(a)    With respect to the Company to the extent Company Common Stock is listed for trading on a national securities exchange for every day during any period for which the Total Market Capitalization is to be calculated, the amount calculated as:
(i)    the Average VWAP multiplied by the weighted average number of shares of Company Common Stock outstanding during such applicable period, on a fully-diluted basis (assuming, for these purposes, that all common units in the Operating Partnership (“Common Units”), and long term incentive partnership units in the Operating Partnership to the extent they have achieved economic parity with Common Units have been converted into shares of Company Common Stock and including any shares of Company Common Stock issuable upon conversion of any convertible preferred stock of the Company where the conversion price is less than the Average VWAP), plus
(ii)    the average, as reflected in the Company’s books and records, for the applicable period of the aggregate principal amount of the Company’s consolidated indebtedness (including, if applicable, the Company’s proportionate share of debt of any entity that is not consolidated and excluding, if applicable, any of the Company’s joint venture partners’ proportionate share of consolidated debt), plus
(iii)    the average, as reflected in the Company’s books and records, for the applicable period of the liquidation value of the Company’s outstanding preferred equity (excluding any convertible preferred stock of the Company where the conversion price is less than the Average VWAP).
(b)    With respect to the Company, if the Company Common Stock is not listed for trading on a national securities exchange (due to any reason, including but not limited to delisting by the New York Stock Exchange or the occurrence of a Company Change of Control) for any day during any period for which the Total Market Capitalization is to be calculated, the greater of: (i) the weighted average Gross Asset Value of all the Company’s assets on each day during such period; or (ii) the Total Market Capitalization as calculated pursuant to paragraph (a) of this definition on the last day on which Company Common Stock was listed for trading on a national securities exchange, regardless of whether this day occurred during the applicable period.
“VWAP” shall mean the dollar volume-weighted average price for the securities in question on the national securities exchange on which it trades during the period beginning at 9:30:01 a.m., New York City time (or such other time as the national securities exchange on which it trades publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as the national securities exchange on which it trades publicly announces is the official close of trading), as reported by Bloomberg, L.P. through its “Volume at Price” function.
6.2    Incentive Fee. In each year that the Company’s total shareholder return exceeds the average total shareholder return for the Peer Group (the “Incentive Fee Threshold”), the Company shall pay to the Advisor an incentive fee (the “Incentive Fee”), calculated as set forth in the following paragraph. For purposes of determining the Incentive Fee, the Company’s total shareholder return will be calculated using the year-end stock price equal to the closing price of Company Common Stock on the last trading day of the year, as compared to the closing stock price of Company Common Stock on the last trading day of the prior year, in each case assuming all dividends on the common stock during such period are reinvested into additional shares of Company Common Stock on the day such dividends are paid. The average total shareholder return for each Peer Group Member will be calculated in the same manner and for the same time period, and the average for the Peer Group will be the simple average of the total shareholder return for each Peer Group Member.
If the Company’s total shareholder return exceeds the Incentive Fee Threshold with respect to any calendar year (or stub period), the annual Incentive Fee for such calendar year (or stub period) shall be calculated, for each year (or stub period), as (i) five percent (5%) of the amount (expressed as a percentage but in no event greater than twenty-five percent (25%)) by which the Company’s annual total shareholder return exceeds the Incentive Fee Threshold, multiplied by (ii) the Fully Diluted Equity Value (defined below) of the Company at December 31 of such calendar year (or last day of the stub period, if applicable). The Company’s “Fully

Diluted Equity Value” shall be calculated by assuming that all units in the Operating Partnership, including long term incentive partnership units of the Operating Partnership that have achieved economic parity with the common units of the Operating Partnership, if any, are converted into common stock and that the per share value of each share of Company Common Stock is equal to the closing price of the Company Common Stock on the last trading day of the year.
If this Agreement is terminated on a day other than the last trading day of a calendar year, then the Company’s total shareholder return, the Incentive Fee Threshold and the total shareholder return for each Peer Group Member will be calculated using the stock price of Company Common Stock and each Peer Group Member’s common stock closing price on the last trading day immediately preceding the date of termination of this Agreement, and the Incentive Fee, if any, shall be reduced proportionately based on number of days in which this Agreement is in effect for such calendar year.
The Incentive Fee, if any, subject to the FCCR Condition (defined below), shall be payable in arrears in three (3) equal annual installments with the first installment payable on January 15 following the applicable year for which the Incentive Fee relates and on January 15 of the next two (2) successive years. Notwithstanding the foregoing, upon any termination of this Agreement for any reason, any unpaid Incentive Fee (including any Incentive Fee installment for the stub period ending on the termination date) shall become fully earned and immediately due and payable without regard to the FCCR Condition defined below. Except in the case when the Incentive Fee is payable on the date of termination of this Agreement, up to fifty percent (50%) of the Incentive Fee may be paid by the Company, at the option of the Company, in shares of common stock of Ashford Trust or common units of the Operating Partnership, with the balance payable in cash, unless at the time for payment of the Incentive Fee:
(i)    the Advisor (or its Affiliates) owns common stock or common units in an amount (determined with reference to the closing price of the Company’s common stock on the last trading day of the year or stub period) greater than or equal to three times the Base Fee for the preceding four quarters,
(ii)    payment in such securities would cause the Advisor to be subject to the provisions of the Investment Company Act, or
(iii)    payment in such securities would not be legally permissible for any reason; in which case, the entire Incentive Fee will be paid by the Company in cash.
Upon the determination of the Incentive Fee, except in the case of any termination of this Agreement in which case the Incentive Fee for the stub period and all unpaid installments of an Incentive Fee shall be deemed earned and fully due and payable, each one-third installment of the Incentive Fee shall not be deemed earned by Advisor or otherwise payable by the Company unless the Company, as of the December 31 immediately preceding the due date for the payment of the Incentive Fee installment, has a FCCR of .20x or greater (the “FCCR Condition”). For purposes hereof, “FCCR” shall mean the Company’s fixed charge coverage ratio being the ratio of Adjusted EBITDA for the previous four consecutive fiscal quarters to fixed charges, which includes all (i) interest expense of the Company and its subsidiaries, (ii) regularly scheduled principal payments of the Company and its subsidiaries, other than balloon or similar principal payments which repay indebtedness in full and payments under cash flow mortgages applied to principal, and (iii) preferred dividends paid by the Company.
6.3    Equity Compensation. To incentivize employees, officers, consultants, non-employee directors, Affiliates or representatives of the Advisor to achieve goals and business objectives of the Company, as established by the Board of Directors, in addition to the Base Fee and the Incentive Fee set forth above, the Board of Directors will have the authority to and shall make recommendations of annual equity awards to the Advisor or directly to employees, officers, consultants, non-employee directors, Affiliates or representatives of the Advisor, based on the achievement by the Company of certain financial or other objectives established by the Board of Directors.
The Company, at its option, may choose to issue such compensation in the form of equity awards in Ashford Trust or the Operating Partnership, unless and to the extent that receipt of such equity awards would adversely affect the Company’s status as a REIT, in which case, the equity awards shall be limited to equity awards in the Operating Partnership. For a period of one year from the date of issuance, any such equity awards in the Operating Partnership shall not be transferable, except by operation of law, without the written consent of the General Partner which consent may be withheld in the sole and absolute discretion of the General Partner; provided, however, the Advisor may assign, without the consent of the General Partner, such equity awards to employees, officers, consultants, non-employees, directors, Affiliates or representatives of Advisor provided the one-year restriction on transfer shall remain applicable to such assignee. In addition, except as expressly provided above, any transfer of such equity awards at any time must comply with the transfer restrictions of the Operating Partnership’s partnership agreement or the Company’s charter and bylaws, as applicable.
6.4    Additional Services. If, and to the extent that, the Company requests the Advisor to render services on behalf of the Company other than those required to be rendered by the Advisor under this Agreement, such additional services shall be compensated separately at Market Rates as determined in accordance with the process set forth in Section 9.3 below.
6.5    Fee Renegotiation. If the Advisor has given notice of its election to extend this Agreement in accordance with Section 12(b), either Party may then give written notice to the other Party at least one hundred eighty (180) days prior to the expiration of the then current term to renegotiate the amount of Base Fee or Incentive Fee payable by the Company. Following receipt of a renegotiation notice, each Party shall, for a period of up to sixty (60) days, use its commercially reasonable efforts to negotiate in good faith a revised compensation amount or amounts. If the Parties are unable to agree on a revised Base Fee or Incentive Fee, then the revised compensation amount shall be determined by an “Arbitration Panel” comprised of three members all of whom have sufficient knowledge and experience of external asset management entities, the national hospitality lodging industry generally and industry standards and market trends for similar advisory agreements in the United States. The Advisor shall have the right to select one member of the panel (the “Advisor Panel Member”). The Company shall have the right to select one member of the panel (the “Company Panel Member”). The third member of the panel shall be selected by the mutual agreement of the Company Panel Member and the Advisor Panel Member; provided that in no event may the Arbitration Panel reduce the multiplier for the Base Fee below 0.65% or increase the multiplier for the Base Fee above 0.75% during the term of this Agreement, including all extensions. Further, in no event shall the Arbitration Panel reduce the Incentive Fee multiplier below 0.04 or increase the Incentive Fee multiplier above 0.06 during the term of this Agreement. Each Party shall submit, in writing, a statement summarizing its fee proposal and the underlying rationale therefor within ten (10) business days after the selection of the Arbitration Panel is complete. If the Arbitration Panel requests an in person meeting or teleconference in addition to written statements, the Parties shall use commercially reasonable efforts to attend, and the Parties shall promptly comply with all other reasonable requests by the Arbitration Panel, including requests for information, books, records and similar items. The Arbitration Panel shall make a final determination, and notify the parties in writing as soon as practicable but in no event later than thirty (30) days after the panel’s decision no later than thirty (30) days after the Arbitration Panel is selected. The decision of the Arbitration Panel shall be final, binding and non-appealable on the Parties thereto.
7.    Limitation on Activities. Notwithstanding anything in this Agreement to the contrary, the Advisor shall not take any action (unless directed by the Board of Directors, in which case the Company shall indemnify and hold harmless Advisor and each of its officers, directors, employees, members, managers, agents and representatives, from and against any and all claims, liabilities, costs and expenses threatened or incurred by Advisor or any other indemnified person, which, directly or indirectly, results from the Advisor following the directive of the Board of Directors), which would (a) adversely affect the status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, (c) knowingly and intentionally violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company (provided that without adequate assurance of funding by the Company necessary for compliance, Advisor shall not be responsible for such violations and the Company shall indemnify and hold harmless Advisor and each of its officers, directors, employees, members, managers, agents and representatives, from and against all claims, liabilities, costs and expenses threatened or incurred by Advisor, directly or indirectly, as a result of the Company’s failure to timely fund adequate capital to comply with any applicable law, rule or regulation), (d) violate any of the rules or regulations of any exchange on which the Company’s securities are listed or (e) violate the Company’s charter, bylaws or resolutions of the Board of Directors, all as in effect from time to time.
The Advisor acknowledges receipt of the Company’s Code of Business Conduct and Ethics, Code of Conduct for CEO, CFO and CAO, and Policy on Insider Training, and agrees to require its employees who provide services to the Company to comply with such codes and policies.
8.    Limitation of Liability and Indemnification.

8.1    Limitation on Liability. The Advisor shall have no responsibility other than to render the services and take the actions described herein in good faith and with the exercise of due care and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendation of the Advisor. The Advisor (including its officers, directors, managers, employees and members) will not be liable for any act or omission by the Advisor (or its officers, directors, managers, employees and members) performed in accordance with and pursuant to this Agreement, except by reason of acts constituting gross negligence, bad faith, willful misconduct or reckless disregard of its duties under this Agreement.
8.2    Insurance Coverage of the Advisor. The Advisor shall maintain errors and omissions insurance coverage and other insurance coverage in amounts which are customarily carried by asset managers performing functions similar to those of the Advisor under this Agreement. No fidelity bond shall be required.
8.3    Indemnification. (a) The Company shall reimburse, indemnify and hold harmless the Advisor and its partners, directors, officers, stockholders, managers, members, agents, employees and each other Person, if any, controlling the Advisor (each, an “Advisor Indemnified Party”), to the full extent lawful, from and against any and all losses, claims, damages or liabilities of any nature whatsoever (“Losses”) with respect to or arising from any acts or omission of the Advisor (including ordinary negligence) in its capacity as such, except with respect to losses, claims, damages or liabilities with respect to or arising out of such Advisor Indemnified Party’s gross negligence, bad faith or willful misconduct, or reckless disregard of its duties under this Agreement.
(b)    The Advisor shall reimburse, indemnify and hold harmless the Company, and its partners, directors, officers, stockholders, managers, members, agents, employees and each other Person, if any, controlling the Company (each, a “Company Indemnified Party”; Advisor Indemnified Party and Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Advisor constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of the Advisor under this Agreement or (ii) any claims by the Advisor’s employees relating to the terms and conditions of their employment by the Advisor.
(c)    Notwithstanding the indemnification provisions in Section 8.3(a) and Section 8.3(b) above, indemnification will not be allowed for any liability arising from or out of a violation of state or federal securities laws by an Indemnified Party. Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities law violations, and for expenses incurred in successfully defending such lawsuits, provided that a court either (i) approves the settlement and finds that indemnification of the settlement and related costs should be made, or (ii) approves indemnification of litigation costs if a successful defense is made. If indemnification is unavailable as a result of this Section 8.3(c), the indemnifying party shall contribute to the aggregate losses, claims, damages or liabilities to which the Indemnified Party may be subject in such amount as is appropriate to reflect the relative benefits received by each of the indemnifying party and the party seeking contribution on the one hand and the relative faults of the indemnifying party and the party seeking contribution on the other, as well as any other relevant equitable considerations.
(d)    Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made pursuant hereto, notify the indemnifying party in writing of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any Indemnified Party pursuant to this Section 8.3. In case any such action shall be brought against an Indemnified Party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such Indemnified Party and, after notice from the indemnifying party to such Indemnified Party of its election to assume the defense thereof, the indemnifying party shall not be liable to such Indemnified Party under Section 8.3(a) or (b) hereof, as applicable, for any legal expenses of other counsel or any of the expenses, in each case subsequently incurred by such Indemnified Party, unless (i) the indemnifying party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (ii) the named parties to any such Proceeding (including any impleaded parties) include both the indemnifying party and Indemnified Party and representation of both parties by the same counsel would be inappropriate in the reasonable opinion of the Indemnified Party, due to actual or potential differing interests between them. The obligations of the indemnifying party under this Section 8.3 shall be in addition to any liability which the indemnifying party otherwise may have.
(e)    The Company shall be required to advance funds to an Indemnified Party for legal expenses and other costs incurred as a result of any Proceeding if a claim in respect thereof is to be made pursuant hereto and if requested by such Indemnified Party if (i) such Proceeding relates to or arises out of, or is alleged to relate to or arise out of or has been caused or alleged to have been caused in whole or in part by, any action or inaction on the part of the Indemnified Party in the performance of its duties or provision of its services on behalf of the Company; and (ii) the Indemnified Party undertakes to repay any funds advanced pursuant to this Section 8.3(e) in cases in which such Indemnified Party would not be entitled to indemnification under Section 8.3(a). If advances are required under this Section 8.3(e), the Indemnified Party shall furnish the Company with an undertaking as set forth in clause (ii) of the preceding sentence and shall thereafter have the right to bill the Company for, or otherwise require the Company to pay, at any time and from time to time after such Indemnified Party shall become obligated to make payment therefor, any and all reasonable amounts for which such Indemnified Party is entitled to indemnification under Section 8.3, and the Company shall pay the same within thirty (30) days after request for payment. In the event that a determination is made by a court of competent jurisdiction or an arbitrator that the Company is not so obligated in respect of any amount paid by it to a particular Indemnified Party, such Indemnified Party will refund such amount within sixty (60) days of such determination, and in the event that a determination by a court of competent jurisdiction or an arbitrator is made that the Company is so obligated in respect to any amount not paid by the Company to a particular Indemnified Party, the Company will pay such amount to such Indemnified Party within thirty (30) days of such final determination, in either case together with interest at the current prime rate plus two percent (2%) from the date paid until repaid or the date it was obligated to be paid until the date actually paid.
9.    Relationship of Advisor and Company; Other Matters.1
9.1    Relationship. (a) The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and to the management of Braemar Hotels & Resorts Inc. (“Braemar”), or other programs advised, sponsored or organized by the Advisor, Braemar or their Affiliates. The Company shall not revise its Investment Guidelines to be directly competitive with all or any portion of the Investment Guidelines of Braemar as of November 19, 2013 or with all or any portion of the initial investment guidelines of any Spin-Off Company (as defined in Section 17). The Company acknowledges that Braemar’s investment guidelines as of such date and as of the date hereof include hotel real estate assets primarily consisting of equity or ownership interests, as well as debt investments when such debt is acquired with the intent of obtaining an equity or ownership interest, in:
(i)    full service and urban select service hotels with trailing twelve (12) month average RevPAR or anticipated twelve (12) month average RevPAR of at least twice the then-current U.S. national average RevPAR for all hotels as determined with reference to the most current Smith Travel Research reports, generally in the 20 most populous metropolitan statistical areas, as estimated by the United States Census Bureau and delineated by the U.S. Office of Management and Budget;
(ii)    upscale, upper-upscale and luxury hotels meeting the RevPAR criteria set forth in clause (i) above and situated in markets that may be generally recognized as resort markets; and
(iii)    international hospitality assets predominantly focused in areas that are general destinations or in close proximity to major transportation hubs or business centers, such that the area serves as a significant entry or departure point to a foreign country or region of a foreign country for business or leisure travelers and meet the RevPAR criteria set forth in clause (i) above (after any applicable currency conversion to U.S. dollars).
The Company further acknowledges that any subsequent change to Braemar’s Investment Guidelines, including in connection with any future spin-off, carve-out, split-off or other consummation of a transfer of a division or subset of assets for the purpose of forming a joint venture, a newly created private platform or a new publicly traded company will not have any impact on or change the “Investment Guidelines of Braemar as of November 19, 2013” for purposes of enforcing this Section 9. Except as described in this Section 9.1, this Agreement
1 Stirling to be discussed.

shall not limit or restrict the right of any manager, director, officer, employee or equityholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. While the information and recommendations provided to the Company shall, in the Advisor’s reasonable and good faith judgment, be appropriate under the circumstances, they may be different from those supplied to other persons.
(b)    To the extent the Advisor deems an investment opportunity suitable for recommendation, the Advisor must present any such individual investment opportunity that satisfies the Company’s Initial Investment Guidelines (as set forth and subject to the limitations in Section 9.2 below) to the Company, and the Board of Directors will have ten (10) business days to accept such opportunity prior to it being available to Braemar or any other Person advised by the Advisor. Except as set forth in the preceding sentence, the Company recognizes that it is not entitled to preferential treatment and is only entitled to equitable treatment in receiving information, recommendations and other services. The Company shall have the benefit of the Advisor’s best judgment and effort, and the Advisor shall not undertake any activities that, in its good faith judgment, will materially and adversely affect the performance of its obligations under this Agreement.
(c)    The parties hereto agree and acknowledge that each of the Company, the Advisor and Braemar, as well as other companies that the Advisor may advise in the future, may benefit from the strategic relationships between such companies and accordingly intend to cooperate to achieve results, pursue transactions jointly or establish other strategic relationships that are in the best interests of each such entities’ respective shareholders. From time to time, as may be determined by the independent directors of the Advisor, the Company, Braemar and any other company subsequently advised by the Advisor, each such entity may provide financial accommodations, guaranties, back-stop guaranties, and other forms of financial assistance to the other entities on terms that the respective Independent Directors determine to be fair and reasonable.
9.2    Conflicts of Interest. (a) To minimize conflicts with Braemar and the Company, both of which are advised by the Advisor, Braemar and the Company have identified the asset type that such party intends to select as its principal investment focus and to set parameters for its real estate investments, including parameters primarily relating to RevPAR, segments, markets and other factors or financial metrics. The asset type, together with the relevant parameters for investments are referred to as such Person’s “Investment Guidelines,” and the “Initial Investment Guidelines” of the Company are the Investment Guidelines of the Company as set forth below. The Board of Directors may modify or supplement, after consultation with Advisor, the Company’s Investment Guidelines upon written notice to the Advisor from time to time (subject, however, to the prohibition in Section 9.1(a) restricting the Company from changing its Initial Investment Guidelines to be directly competitive with all or any portion of Braemar’s Investment Guidelines as of November 19, 2013 or the initial investment guidelines of any Spin-Off Company). As of the Effective Date, the Advisor advises Braemar, Stirling Hotels & Resorts, Inc. and also advises the Company. The Advisor may enter into an advising relationship with additional companies in the future. The Company hereby declares its Initial Investment Guidelines to be all segments of the hospitality industry (including, without limitation, direct, joint venture and debt investments in hotels, condo-hotels, time-shares and other hospitality related assets), with RevPAR criteria less than two times the then-current U.S. average RevPAR.
When determining whether an asset satisfies the Company’s Investment Guidelines, the Advisor shall make a good faith determination of projected RevPAR, taking into account historical RevPAR as well as such additional considerations as conversions or reposition of assets, capital plans, brand changes and other factors that may reasonably be forecasted to raise RevPAR after stabilization of such initiative.
(b)    If the Company materially modifies its Initial Investment Guidelines set forth in Section 9.2(a) above without the written consent of the Advisor (except in connection with the establishment of a Spin-Off Company), the Advisor will not have an obligation to present investment opportunities to the Company as set forth in Section 9.1(b) above at any time thereafter, regardless of any subsequent modifications by the Company to its Investment Guidelines. Instead, the Advisor shall use its best judgment in determining how to allocate investment opportunities to Persons (including, without limitation, Braemar, the Company or other Spin-Off Companies) which Advisor advises, taking into account such factors as the Advisor deems relevant, in its discretion, subject to any then existing or future obligations that the Advisor may have to other Persons. The Company acknowledges that if it materially modifies its Initial Investment Guidelines, it will not be entitled to preferential treatment from the Advisor and only will be entitled to the Advisor’s best judgment in allocating investment opportunities.
(c)    In the event that the Advisor obtains a portfolio acquisition opportunity composed of asset types that satisfies the Initial Investment Guidelines of the Company and Braemar or, as applicable, one or more other Persons managed by the Advisor, the Advisor will endeavor in its good faith judgment to present such opportunity to the Board of Directors, Braemar and, if applicable, such other Person(s) to the extent the portfolio can be reasonably divided by asset type and acquired on the basis of such asset types in satisfaction of each Person’s Investment Guidelines. If the board of directors of Braemar, the Board of Directors and, if applicable, such other Person(s) approve its portion of such acquisition, Braemar, the Company and, if applicable, such other Person(s) will cooperate in good faith in completing the acquisition of the portfolio. If the portfolio cannot be reasonably separated by asset type, the Advisor shall allocate portfolio investment opportunities between the Company, Braemar and, if applicable, other Persons advised by the Advisor, in a fair and equitable manner consistent with the investment objectives of the Company, Braemar and, if applicable, other Persons advised by the Advisor. In making this determination, the Advisor will consider, in its sole discretion, the Investment Guidelines and investment strategy of each entity with respect to the acquisition of properties, portfolio concentrations, tax consequences, regulatory restrictions, liquidity requirements, leverage and other factors deemed appropriate by the Advisor. Notwithstanding the foregoing, if the Company materially modifies its Initial Investment Guidelines set forth in Section 9.2(a) above without the written consent of the Advisor, the Advisor will not have an obligation to present portfolio acquisition opportunities to the Company as set forth in this Section 9.2(c) at any time thereafter, regardless of any subsequent modifications by the Company to its Investment Guidelines. Instead, the Advisor shall use its best judgment in determining how to allocate such portfolio investment opportunities to Persons (including Braemar and the Company) which Advisor advises, taking into account such factors as the Advisor deems relevant, in its discretion, subject to any then existing or future obligations that the Advisor may have to other Persons. In making the allocation determination with respect to any portfolio opportunity, the Advisor will have no obligation to make any such portfolio investment opportunity available to the Company.
9.3    Exclusive Provider of Products or Services. At any time the Company desires to engage a third party for the performance of services or delivery of products (other than the services contemplated by this Agreement) and provided that the Company has the right to control the decision on the award of the applicable contract, the Advisor shall have the exclusive right to provide such service or product (assuming that Advisor has obtained any required licensing needed, if any, to provide the service or product) at market rates for the provision of such services (“Market Rates”). For purposes of this Agreement, Market Rates shall be determined by reference to fees charged by third party providers who are not discounting such fees as a result of fees generated from other sources.
If the Company, after consultation with the Advisor, intends to solicit bids or enter the market for a particular service or product, the Company shall afford the Advisor the opportunity to provide such service or product. In any event, the Advisor shall be provided at least twenty (20) days to elect to provide such service or product at Market Rates. If a majority of the Independent Directors of the Company affirmatively vote that the proposed pricing of the Advisor is not at Market Rates, then the Company and Advisor shall engage a consultant acceptable to the parties to determine the Market Rate for such services. If the consultant’s opinion reflects fees lower than the pricing proposed by the Advisor, the Advisor will pay the expenses of the consultant and shall have the option to provide the services or product at the Market Rate as determined by the consultant. If the consultant determines that the proposed pricing by the Advisor is at or below Market Rates, then the Company shall pay the expenses of the consultant and shall engage Advisor at the Market Rate as determined by the consultant.
9.4    The Ashford Name. The Advisor and its Affiliates have a proprietary interest in the trademarked “Ashford” name and logo. The Advisor hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the “Ashford” name and logo during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or one of its Affiliates to perform advisory services for the Company, the Company will, within sixty (60) days after receipt of written request from the Advisor, cease to conduct business under or use the name “Ashford” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the name “Ashford” or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any its Affiliates. At such time, the Company will also make any changes to any trademarks, servicemarks, logos, or other marks necessary to remove any references to the word “Ashford.” Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “Ashford” as a part of their name and using the “Ashford” logo, all without the need for any consent (and without the right to object thereto) by the Company.
9.5    Certain Defaults. From and after (i) a Maturity Default with respect to Highland, KEYS C, KEYS D or KEYS E, respectively, or (ii) the occurrence of any JPM8 Event of Default (the loan subject to any such Maturity Default or JPM8 Event of Default, a “Defaulted Loan”), the Company shall pay the Advisor a monthly fee equal to the quotient obtained by dividing (A) TTM Portfolio Company Net Earnings of the Hotel Portfolio Assets of such Defaulted Loan by (B) twelve (12) (the “Portfolio Company Fee”), except to the extent Portfolio Company Net Earnings continue to be paid under a Portfolio Company Agreement with respect to any such month from and after the occurrence of the Defaulted Loan.
9.6    Incremental Financial Impact of Amendments to Agreements with Remington and Premier. Notwithstanding the Amended Hotel Master Management Agreement and the Amended Master Project Management Agreement, from the Effective Date through the date that the Credit Agreement is paid in full (the “Credit Agreement Repayment Date”), no Incremental Services Fees shall be paid. Thereafter, (i) the Incremental Services Fee shall not exceed two million dollars ($2,000,000) for the twelve month period ending on the first anniversary of the Credit Agreement Repayment Date; (ii) the Incremental Services Fee shall not exceed two million dollars ($2,000,000) for the twelve month period ending on the second anniversary of the Credit Agreement Repayment Date (“Second Anniversary Date”) and (iii) from and after the Second Anniversary Date, the limitation (if any) on the amount of the Incremental Services Fee shall be established by the mutual agreement of the Advisor and the Company in connection with their respective customary budget approval processes.
10.    Books and Records. All books and records compiled by the Advisor in the course of discharging its responsibilities under this Agreement shall be the property of the Company and shall be delivered by the Advisor to the Company immediately upon any termination of this Agreement regardless of the grounds for such termination (including, but not limited to, a breach by the Company of this Agreement); provided, however, that the Advisor shall have reasonable access to such books and records to the extent reasonably necessary in connection with the conduct of its services hereunder. The Advisor shall not maintain or assert any lien against or upon any of the books and records. During the term of this Agreement, the books and records of the Company maintained by the Advisor shall be accessible for inspection by any designated representative of the Company upon reasonable advance notice and during normal business hours.
11.    Confidentiality. The Advisor shall keep confidential any and all non-public information (“Confidential Information”), written or oral, obtained by it in connection with the performance of services to the Company except that the Advisor may share such Confidential Information (i) with Affiliates, officers, directors, employees, agents and other parties who need such Confidential Information for the Advisor to be able to perform its duties hereunder, (ii) with appraisers, lenders, bankers and other parties as necessary in the ordinary course of the Company’s business, (iii) in connection with any governmental or regulatory filings of the Company, filings with the New York Stock Exchange or other applicable securities exchanges or markets, or disclosure or presentations to Company investors (subject to compliance with Regulation FD), (iv) with governmental officials having jurisdiction over the Company and (v) as required by law.
Nothing will prevent the Advisor from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy under this Agreement, or (iv) to the Advisor’s legal counsel or independent auditors; provided, however that with respect to (i) and (ii), so long as legally permissible, the Advisor will give notice to the Company so that the Company may seek, at its sole expense, an appropriate protective order or waiver.
For purposes of this Agreement, Confidential Information shall not include (i) information that is available to the public from a source other than the Advisor, (ii) information that is released in writing by the Company to the public or to persons who are not under similar obligations of confidentiality to the Company, or (iii) information that is obtained by the Advisor from a third-party which, to the best of the Advisor’s knowledge, does not constitute a breach by such third-party of an obligation of confidence.
12.    Term and Termination.
(a)    Term. This Agreement became effective on the Prior Effective Date and shall expire on the ten (10) year anniversary of the Prior Effective Date, subject to Section 12(b).
(b)    Extensions. This Agreement may be extended by the Advisor for up to seven (7) successive additional ten (10)-year terms upon written notice to the Company, given at least two hundred and ten (210) days prior to the expiration of the then current term, of the Advisor’s election to extend this Agreement on the same terms and conditions of this Agreement, subject to the rights of the Parties under Section 6.5.
(c)    Termination by the Company. This Agreement may be terminated by the Company, and no Termination Fee shall be due and payable by the Company to the Advisor under the following circumstances:
(i)    immediately upon providing written notice to the Advisor, following the Advisor’s conviction (including a plea or nolo contendere) of a felony;
(ii)    immediately upon providing written notice to the Advisor, if the Advisor commits an act of fraud against the Company, converts the funds of the Company or acts in a manner constituting gross negligence in the performance of its material duties under this Agreement (including a failure to act); provided, however, that if any such actions or omissions described in this Section 12(c)(ii) are caused by an employee and/or an officer of the Advisor or an Affiliate of the Advisor and the Advisor takes all reasonable necessary and appropriate action against such person and cures the damage caused by such actions or omissions within forty-five (45) days of the Advisor’s actual knowledge of the commission or omission, the Company will not have the right to terminate this Agreement pursuant to this Section 12(c)(ii);
(iii)    immediately upon providing written notice to the Advisor, if a Bankruptcy Event occurs with respect to the Advisor; provided, the Advisor shall notify the Company no later than thirty (30) days following the Advisor’s knowledge of a Bankruptcy Event; or
(iv)    upon the entry by a court of competent jurisdiction of a final non-appealable order awarding monetary damages to the Company based on a finding that the Advisor committed a material breach or default of a material term, condition, obligation or covenant of this Agreement, which breach or default had a Material Adverse Effect, but only where the Advisor fails to pay the monetary damages in full within sixty (60) days of the date when the monetary judgment becomes final and non-appealable. For the avoidance of doubt, if the Advisor pays the monetary judgment in full within sixty (60) days of the judgment becoming final and non-appealable, the Company shall not have the right to terminate this Agreement. Notwithstanding the above, if the Advisor notifies the Company that the Advisor is unable to pay any judgment for monetary damages in full within sixty (60) days of when the judgment becomes final and non-appealable, the Company may not terminate this Agreement if, within the 60-day period, the Advisor delivers a promissory note to the Company having a principal amount equal to the unpaid balance of the judgment and bearing interest at eight percent (8.00%) per annum, which note shall mature on the 12 month anniversary of the date that the court’s judgment becomes final and non-appealable. The Company may terminate this Agreement if the Advisor fails to pay all principal and interest due under the note by the maturity date of the note.
(v)    Prior to initiating any Proceeding claiming a material breach or default by the Advisor, the Company shall give written notice of the default or breach to the Advisor specifying the nature of the default or breach and providing the Advisor with an opportunity to cure the default or breach within no less than sixty (60) days of notice, or if the default or breach is not reasonably susceptible to cure within sixty (60) days, such additional cure period as is reasonably necessary to cure the default or breach so long as the Advisor is diligently and in good faith pursuing the cure.
(d)    Company Change of Control. (i) This Agreement may be terminated, subject to the requirements of Section 12(e) below, by either party effective upon the occurrence of closing of a transaction contemplated by a Change of Control Agreement, completion of a Change of Control Tender, or occurrence of a Voting Control Event; provided that the party desiring to terminate shall give written notice of intent to terminate to the other party on a date (I) no earlier than the date on which: (1) the Company enters into a Change of Control Agreement; (2) the Company’s Board of Directors recommends that the Company’s stockholders accept the offer made in a Change of Control Tender; or (3) a Voting Control Event occurs; and (II) no later than two (2) days after closing of a transaction contemplated by a Change of Control Agreement, completion of a Change of Control Tender, or occurrence of a Voting Control Event. This Agreement shall terminate at the time set forth in Section 12(e) hereof.
(ii)    (I) The Termination Fee shall, subject to Section 19, be due and payable by the Company to the Advisor upon the later of closing of a transaction contemplated by a Change of Control Agreement, completion of a Change of Control Tender, or occurrence of a Voting Control Event or the notice of termination provided under Section 12(d)(i) above; (II) at the time (A) the Company enters into a Change of Control Agreement; (B) a Change of Control Tender is initiated and the Company’s Board of Directors recommends acceptance by the Company’s stockholders; or (C) a Voting Control Event occurs; the Advisor may, and hereby is authorized to, in the name of and on behalf of the Company, transfer cash of the Company maintained in bank, brokerage or similar accounts established by the Advisor for the Company pursuant to Section 4 to the Termination Fee Escrow Account in an amount equal to the (i) Termination Fee; plus (ii) the Repayment (as defined in the ERFP Agreement); plus (iii) all accrued fees and any other amounts that would be due and payable by the Company to the Advisor pursuant to the Agreement if the Termination Payment Time had occurred concurrently with the events described in (A)-(C) above. The amount required to be deposited into the Termination Fee Escrow Account shall be referred to herein as the “Required Amount.” Notwithstanding the above, if the amount to be deposited into the Termination Fee Escrow Account would cause the Company’s remaining cash and cash equivalents to be less than the Working Capital Reserve, then the Company may reduce the Required Amount by an amount of cash equal to the difference between the Working Capital Reserve and cash and cash equivalents that would be remaining on the Company’s balance sheet prepared in accordance with GAAP outside of the Termination Fee Escrow Account. All amounts so deposited shall be retained in escrow pursuant to the terms of the Termination Fee Escrow Agreement. The Company and the Advisor shall equally share all costs of the Termination Fee Escrow Account including the reasonable fees and expenses of each Escrow Agent.
(iii)    Notwithstanding Section 12(d)(ii)(II) above, if, in the case of an event described in Section 12(d)(i)(2)-(3), the Company does not deposit cash equal to the Required Amount into the Termination Fee Escrow Account, then the Company shall deliver to the Escrow Agent for the Termination Fee Escrow Account, the Letter of Credit; provided that the Company has deposited an amount of cash equal to at least fifty percent (50%) of the Required Amount. The Advisor shall have the right and power, without any further approval of the Company to cause the Escrow Agent to draw on the Letter of Credit, provided that any draws on the Letter of Credit shall remain in the Termination Fee Escrow Account.
(iv)    If the face amount of the Letter of Credit is not equal to at least the aggregate of the Required Amount less the cash deposited into the Termination Fee Escrow Account, then, subject to Section 19, to secure prompt and complete payment of any deficit, the Company shall pledge and grant to Advisor a continuing first priority security interest in and lien upon the Company’s right, title and interest, to and in real property, personal property and other assets acceptable to the Advisor owned by the Company, and having a book value of no less than one hundred twenty percent (120%) of the deficit (collectively, the “Collateral”). In addition, the Company shall execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary or reasonably desirable, or that Advisor may reasonably request (including without limitation the filing of any fee and leasehold mortgages), in order to perfect and protect the security interest in the Collateral described above to enable Advisor to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral. The Company hereby irrevocably authorizes Advisor to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that provide any information required by part 5 of Section 9 of the Uniform Commercial Code or such other jurisdiction for the sufficiency or filing office acceptance of any, financing statement or amendment relating to the Collateral. The Company agrees to furnish any such information to Advisor promptly upon Advisor’s request.
(e)    Termination Obligations: Termination Fee Escrow Account. (i) Any amounts due and payable in connection with any termination of this Agreement pursuant to this Section 12 shall become due and payable at the time of termination (each such time, a “Termination Payment Time”). No termination of this Agreement shall become effective unless and until any and all amounts due and payable in connection with a termination pursuant to this Section 12 have been fully paid.
(ii)    At the Termination Payment Time, the Company shall pay to the Advisor (I) all Base Fees, Incentive Fees and expenses reimbursable pursuant to Section 5 due and owing through the date of termination, including, without limitation, any unpaid Incentive Fee installments which shall, upon any termination become immediately earned by Advisor and due from the Company (collectively, “Accrued Fees”), and (II) the Repayment pursuant to Section 2.02(a) of the ERFP Agreement (the “ERFP Repayment”). In addition to the Accrued Fees and the ERFP Repayment, upon the occurrence of the closing of a Company Change of Control, giving effect to the transfer of amounts deposited in the Termination Fee Escrow Account, the Company shall, subject to Section 19, pay to the Advisor at the Termination Payment Time the Termination Fee (and, for the avoidance of doubt, any working capital previously set aside pursuant to Section 12(d)(iv) to the extent needed to pay any balance on the Termination Fee).
(iii)    At the Termination Payment Time, the Advisor shall have the right and authority to notify the Escrow Agent for the Termination Fee Escrow Account that the Termination Payment Time has occurred and, subject to Section 19, to cause the Escrow Agent to disburse to the Advisor, by cashier’s check or wire transfer, the cash funds, including any cash generated by drawing on the Letter of Credit either prior to or at the Termination Payment Time, in the Termination Fee Escrow Account at the applicable

Termination Payment Time without any action required on the part of the Company. The Advisor shall also have the right and power, without any further approval of the Company to exercise, by foreclosure or otherwise, any rights in the Collateral, pursuant to the security interest granted to the Advisor therein. Any cash in the Termination Fee Escrow Account that exceeds the amounts due and payable under Section 12(e)(ii) shall be disbursed by the Escrow Agent to the Company, by cashier’s check or wire transfer. The Advisor shall retain all rights to pursue collection and payment of any amounts that are not otherwise paid through the exercise of rights under the Termination Fee Escrow Account, the Letter of Credit and against the Collateral. If the applicable Change of Control Agreement is terminated, the Change of Control Tender is withdrawn or fails to be consummated or the Voting Control Event does not occur, then, upon notice from the Company to the Advisor, the Advisor shall, as soon as reasonably practicable, notify in writing the Escrow Agent for the Termination Fee Escrow Account and the Escrow Agent for the Termination Fee Escrow Account shall disburse to the Company, for deposit into one of the bank, brokerage or similar accounts established by the Advisor for the Company pursuant to Section 4, the cash (net of any applicable fees and expenses associated with the Termination Fee Escrow Account) in the Termination Fee Escrow Account. Further, the Advisor shall release all liens on the Collateral, cause the Letter of Credit to terminate by its terms and the Company’s obligations hereunder shall remain in full force and effect.
(iv)    Immediately at the Termination Payment Time, and subject to the Advisor’s rights under Section 4 and the full payment of all other amounts due and payable pursuant to this Section 12(e), the Advisor shall: (i) pay over all money collected and held for the account of the Company, provided that the Advisor shall be permitted to deduct any amount required to pay amounts due and payable pursuant to this Section 12(e); (ii) deliver a full accounting of all accounts held by the Advisor in the name of or on behalf of the Company; and (iii) deliver all documents, files, contracts and assets of the Company in the possession or control of the Advisor or its Affiliates to the Company; and (iv) cooperate with and assist the Company in executing an orderly transition of the management of the Company’s assets to a new advisor.
(v)    In connection with any termination pursuant to Section 12(d)(i), if requested by the Company, the Advisor may agree, in its sole discretion, to provide, transition services agreed to by the parties for a period of up to thirty (30) days in consideration for the payment of Base Fees and Incentive Fees equal to the monthly average Base Fee and Incentive Fee due and payable or paid for the three (3) months prior to the month in which the Termination Payment Time occurs. During any period of continued service pursuant to this Section 12(e)(v), the Advisor shall also be entitled to reimbursements of costs and expenses required by Section 5.
(f)    No Solicitation. In the event of any termination of this Agreement, the Company (and any of its Affiliates) shall not, without the consent of the Advisor, solicit for employment, employ or otherwise retain (directly or indirectly) any employee of the Advisor (or any of its Affiliates) for a period of two (2) years.

(g)    Survival of Specific Provisions. The following Sections, including the rights and obligations contained therein, shall survive the termination of this Agreement:
(i)    Section 5;
(ii)    Section 6;
(iii)    Section 8;
(iv)    Section 9.4;
(v)    Section 11; and
(vi)    Section 12.
13.    Certain definitions. The following terms, as used in this Agreement, are defined as follows:
“Adjusted EBITDA,” with respect to the Advisor, means Advisor’s GAAP net income, including all income and earnings of Advisor and any of its affiliates and subsidiaries from providing any service or product to the Company, the Operating Partnership or any of their affiliates or subsidiaries, plus income taxes, depreciation, amortization and all one-time expenses and other adjustments that are made and reported by the Advisor to calculate adjusted EBITDA.
“Amended Hotel Master Management Agreement” means the Second Consolidated, Amended and Restated Hotel Master Management Agreement entered into on the Effective Date by and among TRS and Remington.
“Amended Master Project Management Agreement” means the Amended and Restated Master Project Management Agreement entered into on the Effective Date by and among the Operating Partnership, TRS and Premier.
“Bankruptcy Event” means, with respect to any Person, (A) the filing by the Person of a voluntary petition seeking liquidation, reorganization, arrangement, or readjustment, in any form, of its debts under Title 11 of the United States Code or any other U.S. federal or state or foreign insolvency law, or the Person’s filing an answer consenting to or acquiescing in any petition, (B) the making by the Person of any assignment for the benefit of its creditors, (C) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the United State Code, an application for the appointment of a receiver for a material portion of the assets of the Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other U.S. federal or state or foreign insolvency law, provided that the petition shall not have been vacated, set aside or stayed within such 60-day period, or (D) the entry against the Person of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

“Change of Control Agreement” means a letter of intent or a definitive agreement contemplating transactions which, if consummated, would constitute a Company Change of Control.
“Change of Control Tender” means a tender offer by any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) pursuant to which such person or group would, if such tender offer were completed, become the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the shares of voting stock of the Company then outstanding.
“Company Change of Control” means any of the following events:
(i)    the occurrence of a (i) Voting Control Event or (ii) Change of Control Tender;
(ii)    the consummation of any merger, reorganization, business combination or consolidation of the Company, or one of its respective Subsidiaries, as applicable, with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than fifty percent (50%) of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company; or
(iii)    commencing after the first anniversary of the Prior Effective Date, the consummation of a sale or disposition by the Company of twenty percent (20%) of the gross book value of the Company’s assets over any one-year period or the consummation of a sale or disposition by the Company of thirty percent (30%) of the gross book value of the Company’s assets over any three-year period, exclusive in each case of assets sold or contributed to a platform also advised by the Advisor; provided further that (A) with respect to the calculation at any time after the Effective Date of the percentage of gross book value of the Company’s assets sold or disposed, each of (a) any sale or disposition consummated prior to January 1, 2024 shall be excluded from the numerator of such calculation (but, for the avoidance of doubt, included in the denominator of such calculation) and (b) any sale or disposition of any Hotel Portfolio Asset with respect to KEYS A or KEYS B shall be excluded from the numerator of such calculation (but, for the avoidance of doubt, included in the denominator of such calculation), (B) with respect to the calculation at any time on or prior to the earlier of August 31, 2025 (the “Highland Outside Date”), or the refinancing of Highland, of the percentage of gross book value of the Company’s assets sold or disposed, any sale or disposition of any Hotel Portfolio Asset with respect to Highland following a Maturity Default of Highland shall be excluded from the numerator of such calculation (but, for the avoidance of doubt, included in the denominator of such calculation), (C) with respect to the calculation at any time on or prior to the earlier of November 30, 2025 (the “KEYS Outside Date), or the refinancing of KEYS C, KEYS D and KEYS E, respectively, of the percentage of gross book value of the Company’s assets sold or disposed, any sale or disposition of any Hotel Portfolio Asset with respect to KEYS C, KEYS D and KEYS E, respectively, following a Maturity Default of KEYS C, KEYS D or KEYS E, respectively, shall be excluded from the numerator of such calculation (but, for the avoidance of doubt, included in the denominator of such calculation), and (D) with respect to the calculation at any time on or prior to the earlier of May 31, 2025 (the “JPM8 Outside Date”, and together with the Highland Outside Date and the KEYS Outside Date, the “Outside Date”) or the date of extension of the JPM8 maturity date to a date beyond May 31, 2025, of the percentage of gross book value of the Company’s assets sold or disposed, any sale or disposition of any Hotel Portfolio Asset with respect to JPM8 following a JPM8 Event of Default shall be excluded from the numerator of such calculation (but, for the avoidance of doubt, included in the denominator of such calculation); provided, if prior to an Outside Date, a Company Change of Control has not occurred under this clause (iii) due to the provisions of subclause (B), (C) or (D) (but a Company Change of Control would have occurred prior to such Outside Date in the absence of the provisions of subclause (B), (C) and/or (D)), on such Outside Date, a Company Change of Control shall be deemed to have occurred pursuant to a Change of Control Agreement.
“Company Common Stock” means common stock of the Company, $0.01 par value per share.
“Credit Agreement” means the Credit Agreement entered into on January 15, 2021, and amended, by and among the Company, the Operating Partnership and the lenders thereto.
“Escrow Agent” means the agent under the Termination Fee Escrow Account.
“Highland” means that certain (a) mortgage loan made on April 9, 2018, in the original principal amount of $788,800,000 made by Bank of America, N.A., Barclays Bank PLC, and Morgan Stanley Bank, N.A., as predecessors in interest to the current holder thereof, (b) senior mezzanine loan made on April 9, 2018, in the original principal amount of $98,100,000 made by Bank of America, N.A., Barclays Bank PLC, and Morgan Stanley Bank, N.A., as predecessors in interest to the current holder thereof, and (c) junior mezzanine loan made on April 9, 2018 in the original principal amount of $98,100,000 made by Bank of America, N.A., Barclays Bank PLC, and Morgan Stanley Bank, N.A., as predecessors in interest to the current holder thereof, and secured directly or indirectly by 19 hotel properties, which include the Ritz-Carlton Atlanta, GA; Courtyard Boston Tremont, MA; Melrose Hotel, Washington DC; Hyatt Savannah, GA; Marriott DFW Airport, Dallas, TX ; Hilton Garden Inn Austin, TX; Marriott Sugar Land, TX; Renaissance Palm Springs. CA; Hilton Parsippany, NJ; Hyatt Windwatch Long Island, NY; Churchill Hotel, Washington DC; Courtyard Denver, CO; Hilton Garden Inn

Virginia Beach, VA; Silversmith Hotel, Chicago, IL; Hilton Tampa, FL; Courtyard Gaithersburg, MD; Marriott Omaha, NE; Hampton Parsippany, NJ; and Hilton Garden Inn BWI, Linthicum, MD.
“Hotel Portfolio Asset” means any hotel property securing any of Highland, KEYS C, KEYS D, KEYS E and JPM8 loans.
“Incremental Services Fees” means, for any period of calculation, (i) the total fees paid by the Company to the Advisor during such period calculated pursuant to the terms of the Amended Hotel Master Management Agreement and the Amended Master Project Management Agreement less (ii) the total fees that would have been paid by the Company to the Advisor during such period had such total fees been calculated pursuant to the terms of the Hotel Master Management Agreement and the Master Project Management Agreement.
“JPM8” means that certain mortgage loan made on January 17, 2018, in the original principal amount of $395,000,000 made by JPMorgan Chase Bank, National Association, as predecessor in interest to the current holder thereof, and secured by eight hotel properties, which include the Embassy Suites Portland, OR; Hilton Costa Mesa, CA; Sheraton Minneapolis, MN; Autograph La Concha Key West, FL; Historic Inns Annapolis, MD; Embassy Suites Santa Clara, CA; Embassy Suites Crystal City, Arlington, VA; and Embassy Suites Orlando Airport, FL.
“JPM8 Event of Default” means the occurrence of any Event of Default (as defined in the loan agreement for JPM8).
“KEYS A” means that certain (a) mortgage loan made on June 13, 2018, in the original principal amount of $144,400,000 made by Bank of America, N.A., Barclays Bank PLC, and Morgan Stanley Bank, N.A., as predecessors in interest to the current holder thereof, (b) senior mezzanine loan made on June 13, 2018, in the original principal amount of $36,320,000 made by Bank of America, N.A., Barclays Bank PLC, and Morgan Stanley Bank, N.A., as predecessors in interest to the current holder thereof, and secured directly or indirectly by 7 hotel properties, which include the Courtyard Columbus Tipton Lakes, Columbus, IN; Courtyard Scottsdale Old Town, Scottsdale, AZ; Residence Inn Phoenix Airport, Phoenix, AZ; SpringHill Suites Manhattan Beach, Manhattan Beach, CA; SpringHill Suites Plymouth Meeting, Plymouth Meeting, PA; Residence Inn Las Vegas Hughes Center, Las Vegas, NV; and Residence Inn Newark, Newark, CA.
“KEYS B” means that certain (a) mortgage loan made on June 13, 2018, in the original principal amount of $149,400,000 made by Bank of America, N.A., Barclays Bank PLC, and Morgan Stanley Bank, N.A., as predecessors in interest to the current holder thereof, (b) senior mezzanine loan made on June 13, 2018, in the original principal amount of $25,000,000 made by Bank of America, N.A., Barclays Bank PLC, and Morgan Stanley Bank, N.A., as predecessors in interest to the current holder thereof, and secured directly or indirectly by 7 hotel properties, which include the Courtyard Newark, Newark, CA; SpringHill Suites BWI, Baltimore, MD; Courtyard Oakland Airport, Oakland, CA; Courtyard Plano Legacy, Plano, TX;

Residence Inn Plano, Plano, TX; TownePlace Suites Manhattan Beach, Manhattan Beach, CA; and Courtyard Basking Ridge, Basking Ridge, NJ.
“KEYS C” means that certain (a) mortgage loan made on June 13, 2018, in the original principal amount of $176,000,000 made by Bank of America, N.A., Barclays Bank PLC, and Morgan Stanley Bank, N.A., as predecessors in interest to the current holder thereof, (b) senior mezzanine loan made on June 13, 2018, in the original principal amount of $25,040,000 made by Bank of America, N.A., Barclays Bank PLC, and Morgan Stanley Bank, N.A., as predecessors in interest to the current holder thereof, and (c) junior mezzanine loan made on June 13, 2018, in the original principal amount of $20,000,000 made by Bank of America, N.A., Barclays Bank PLC, and Morgan Stanley Bank, N.A., as predecessors in interest to the current holder thereof, and secured directly or indirectly by 5 hotel properties, which include the Hyatt Coral Gables, Coral Gables, FL; Hilton Ft. Worth, Fort Worth, TX; Hilton Minneapolis Airport, Bloomington, MN; Sheraton San Diego, San Diego, CA; and Sheraton Bucks County, PA, Langhorne, PA.
“KEYS D” means that certain (a) mortgage loan made on June 13, 2018, in the original principal amount of $185,600,000 made by Bank of America, N.A., Barclays Bank PLC, and Morgan Stanley Bank, N.A., as predecessors in interest to the current holder thereof, (b) senior mezzanine loan made on June 13, 2018, in the original principal amount of $37,644,000 made by Bank of America, N.A., Barclays Bank PLC, and Morgan Stanley Bank, N.A., as predecessors in interest to the current holder thereof, and (c) junior mezzanine loan made on June 13, 2018, in the original principal amount of $39,396,000 made by Bank of America, N.A., Barclays Bank PLC, and Morgan Stanley Bank, N.A., as predecessors in interest to the current holder thereof, and secured directly or indirectly by 5 hotel properties, which include the Marriott Beverly Hills, Los Angeles, CA; One Ocean Resort, Atlantic Beach, FL; Marriott Suites Dallas, Dallas, TX; Hilton Santa Fe, Santa Fe, NM; and Embassy Suites Dulles, Herndon, VA.
“KEYS E” means that certain (a) mortgage loan made on June 13, 2018, in the original principal amount of $160,000,000 made by Bank of America, N.A., Barclays Bank PLC, and Morgan Stanley Bank, N.A., as predecessors in interest to the current holder thereof, (b) senior mezzanine loan made on June 13, 2018, in the original principal amount of $28,160,000 made by Bank of America, N.A., Barclays Bank PLC, and Morgan Stanley Bank, N.A., as predecessors in interest to the current holder thereof, and (c) junior mezzanine loan made on June 13, 2018, in the original principal amount of $28,160,000 made by Bank of America, N.A., Barclays Bank PLC, and Morgan Stanley Bank, N.A., as predecessors in interest to the current holder thereof, and secured directly or indirectly by 5 hotel properties, which include Marriott Bridgewater, Bridgewater, NJ; Embassy Suites Philadelphia, Philadelphia, PA; Marriott Memphis, Memphis, TN; Sheraton Anchorage, Anchorage, AK; and Lakeway Resort, Lakeway, TX.
“Letter of Credit” means an irrevocable standby letter of credit issued by a recognized commercial bank having net assets of not less than five hundred million ($500,000,000) to the Escrow Agent, that the Escrow Agent at the request of the Advisor may draw upon, conditioned only upon the presentation of the original letter of credit and a signed statement that the Advisor is entitled to cause the Escrow Agent to draw, in the maximum aggregate amount equal to the difference between (1) the Required Amount; and (2) the amount of cash deposited into the Termination Fee Escrow Account by the Company.
“Liquidated Damages Amount” means the amount that is the greater of:
(i)    1.1 times the greater of:
(A)    12 multiplied by the Net Earnings of the Advisor for the 12-month period preceding the LTM Period; or
(B)    the earnings multiple (calculated as the total enterprise value on the trading day immediately preceding the day on which a Liquidation Damages Event occurs, divided by the Advisor’s most recently reported Adjusted EBITDA) for the Advisor’s common stock for the LTM Period, multiplied by the Net Earnings of the Advisor for the LTM Period; or
(C)    the simple average of the earnings multiples for each of the three (3) fiscal years preceding the fiscal year in which the Liquidated Damages Event occurs (calculated as the total enterprise value on the last trading day of each of the three (3) preceding fiscal years divided by, in each case, the Advisor’s Adjusted EBITDA for the same periods), multiplied by the Net Earnings of the Advisor for the LTM Period, plus
(ii)    an additional amount such that the total net amount received by Advisor after the reduction by state and federal income taxes at an assumed combined rate of forty percent (40%) on the sum of the amounts described in (i) and (ii) shall equal the amount described in (i).
“Liquidated Damages Event” means any action or omission by the Company that individually or when considered with other actions or omissions previously taken or omitted by the Company constitute a repudiation by the Company of this Agreement depriving the Advisor of the benefit that the Advisor could reasonably anticipate from full performance by the Company of its obligations hereunder.
“LTM Period” means the 12-month period ending on the last day of the fiscal quarter prior to which the Liquidated Damages Event occurs.
“Material Adverse Effect” means a material adverse effect on the Company’s business, results of operations or financial condition.
“Maturity Default” means, with respect to any loan, the failure of the Company to pay, upon the maturity of such loan, all amounts due and payable thereunder.
“Net Earnings” is equal to the (A) Advisor’s reported Adjusted EBITDA for the 12-month period preceding the termination of this Agreement (adjusting assuming the

Agreement was in place for the full 12-month period if it otherwise was not), as reported in the Advisor’s earnings releases less (B) the Advisor’s pro forma Adjusted EBITDA assuming this Agreement was not in place during such period plus (C) all EBITDA (Net Income (per GAAP) plus interest expenses, income taxes, depreciation and amortization) of Advisor and any of its affiliates and subsidiaries from providing any service or product to the Company, the Operating Partnership or any of their affiliates or subsidiaries, exclusive of EBITDA directly resulting from this Agreement.
“Ownership Limit” has the meaning ascribed to such term in the Company’s charter in effect as of the date of this Agreement.
“Portfolio Company Agreement” means any agreement between the Company and its Affiliates and subsidiaries, and Advisor and its affiliates and subsidiaries, for the provision of services or products to a Hotel Portfolio Asset, exclusive of this Agreement.
“Portfolio Company Net Earnings” means, for any period and with respect to any Hotel Portfolio Asset, all EDITDA (Net Income (per GAAP) plus interest expenses, income taxes, depreciation and amortization) of Advisor and any of its affiliates and subsidiaries for any such period attributable to any Portfolio Company Agreements, exclusive of EBITDA directly resulting from this Agreement.
“Premier” means Premier Project Management LLC and its subsidiaries and Affiliates.
“Proceedings” means all disputes or controversies of any kind including without limitation all charges, complaints, grievances, actions, causes of action, suits, rights, demands, claims, lawsuits, other legal actions or litigation, arbitration, investigations (internal or external), inquiries or other proceedings.
“Remington” means Remington Lodging & Hospitality, LLC, and its Affiliates.
“Termination Fee” means:
(i)    1.1 times the greater of:
(A)    12 multiplied by the Net Earnings of the Advisor for the 12-month period preceding the termination date of this Agreement; or
(B)    the earnings multiple (calculated as the total enterprise value on the trading day immediately preceding the day the Termination Notice is given to the Advisor divided by the Advisor’s most recently reported Adjusted EBITDA) for the Advisor’s common stock for the 12-month period preceding the termination date of this Agreement multiplied by the Net Earnings of the Advisor for the 12-month period preceding the termination date of this Agreement; or

(C)    the simple average of the earnings multiples for each of the three (3) fiscal years preceding the termination of this Agreement (calculated as the total enterprise value on the last trading day of each of the three (3) preceding fiscal years divided by, in each case, the Advisor’s Adjusted EBITDA for the same periods), multiplied by the Net Earnings of the Advisor for the 12-month period preceding the termination date of this Agreement, plus
(ii)    an additional amount such that the total net amount received by Advisor after the reduction by state and federal income taxes at an assumed combined rate of forty percent (40%) on the sum of the amounts described in (i) and (ii) shall equal the amount described in (i);
provided, that, notwithstanding the foregoing, the minimum amount of any Termination Fee calculated as of any date of determination shall be the greater of (i) the fee that would have been payable hereunder had such Termination Fee been calculated as of December 31, 2023 and (ii) the fee calculated hereunder as of such date of determination.
“Termination Fee Escrow Account” means the account established by the parties with an Escrow Agent as contemplated by Section 12(d)(ii).
“Termination Fee Escrow Agreement” means that certain Escrow Agreement among the Advisor, the Company, and the Escrow Agent, which Termination Fee Escrow Agreement sets forth certain terms and conditions governing the Termination Fee Escrow Account.
“Termination Notice” means a written notice sent by a party to the other party and pursuant to which the delivering party thereof provides notice to the receiving party of its election to terminate this Agreement in accordance with the terms hereof.
“TTM Portfolio Company Net Earnings” means, as of any date of determination and with respect to any Hotel Portfolio Assets, the aggregate Portfolio Company Net Earnings with respect to such Hotel Portfolio Assets in the twelve (12) months immediately prior to such date of determination.
“Voting Control Event” means:
(i)     (A) any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) other than (1) the Company or any of its Subsidiaries, (2) any employee benefit plan of the Company or any of its Subsidiaries, (3) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as the ownership of the Company, or (4) an underwriter temporarily holding securities pursuant to an offering of such securities, becoming the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the shares of voting stock of the

Company then outstanding and the Company fails to enforce the Ownership Limit within five (5) business days of the person or group becoming the beneficial owner or a court of competent jurisdiction enjoins enforcement of the Ownership Limit; or (B) any person or group enters into an agreement which if consummated would result in the person or group becoming the beneficial owner of securities representing thirty-five percent (35%) or more of the shares of the Company’s voting stock and either: (1) the Board of Directors waives the Ownership Limit; or (2) a court of competent jurisdiction enjoins enforcement of the Ownership Limit; or
(ii)    during any five-year period, the members of the Board of Directors of the Company change such that the members who constitute the Board of Directors on the Effective Date (the “Company Incumbent Board”) no longer constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director after the Effective Date whose election to the Board of Directors is approved or recommended to stockholders of the Company by a vote of at least a majority of the Company Incumbent Board shall be considered as though such individual were a member of the Company Incumbent Board.
“Working Capital Reserve” means, as of any date of determination, (i) twenty million dollars ($20,000,000) plus (ii) an amount equal to (A) 0.04 multiplied by (B) (1) the Company’s Gross Asset Value as of such date of determination less (2) the Company’s Gross Asset Value as of the effective date of the ERFP Agreement.
14.    Liquidated and Other Damages. (a) Upon the entry of a final non-appealable order from a court of competent jurisdiction that a Liquidated Damages Event has occurred, the Company shall pay to the Advisor the Liquidated Damages Amount. The parties intend that the payment of the Liquidated Damages Amount constitutes compensation, and not a penalty. The parties acknowledge and agree that the occurrence of a Liquidated Damages Event would deprive the Advisor of the benefits that the Advisor could reasonably anticipate from full performance by the Company of its obligations hereunder and that the damages incurred by the Advisor if a Liquidated Damages Event occurs are uncertain and incapable or very difficult to accurately estimate, and that the Liquidated Damages Amount is a reasonable estimate of the anticipated or actual harm caused by a Liquidated Damages Event and not a penalty. The parties agree and acknowledge that without the agreements embodied by this Section 14, the parties would not enter into this Agreement. Upon payment by the Company of the (i) Liquidated Damages Amount less any outstanding amounts owed by the Advisor to the Company as a result of a judgment contemplated by Section 12(c) and, to the extent not otherwise included in the Liquidated Damages Amount, (ii) (A) all costs and expenses reimbursable pursuant to Section 5 through termination due to the Liquidated Damages Event; plus (B) any other amounts then due and payable hereunder including but not limited to any interest that has accrued but not been paid pursuant to Section 14(b) to the Advisor, the parties shall have no further obligations hereunder, and this Agreement shall be terminated; provided that during the pendency of any action (including any appeals related thereto) brought by the Advisor claiming that a Liquidated Damages Event has occurred, the Company shall continue to pay or reimburse the Advisor all amounts due or reimbursable hereunder including any obligations imposed on the Company under Section 12 hereof.
(b)    If the Company fails to timely pay any amount due pursuant to Section 5, Section 6, Section 12 or Section 14(a) hereof, the Company shall pay interest at a rate equal to eight percent (8%) per annum, increasing 200 basis points at the end of each 90 day period that amounts remain outstanding (or such lesser rate as is the maximum permitted by applicable law) and compounded annually on the amounts due and payable for the period from the date the amount became due and payable through the date the Advisor receives payment for all outstanding amounts including interest thereon.
(c)    The party that prevails in any Proceeding to enforce rights and obligations under this Agreement shall be entitled to be reimbursed by the other party for the reasonable fees and expenses of counsel in connection with the Proceeding.
(d)    All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by the Advisor or the Company, as applicable, of any right or remedy does not preclude the exercise of any other right or remedy, at law or in equity, that may now or subsequently be available to the Advisor or the Company.
15.    Notices. Any notices, instructions or other communications required or contemplated by this Agreement shall be deemed to have been properly given and to be effective upon delivery if delivered in person, sent electronically or upon receipt if sent by courier service. All such communications to the Company shall be addressed as follows:
    Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Attn: Chief Executive Officer
With a copy to:

Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 110
Dallas, TX 75254
Attn: General Counsel
All such communications to the Advisor shall be addressed as follows:

Ashford Hospitality Advisors LLC
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Attn: Chief Executive Officer

With a copy to:

Ashford Hospitality Advisors LLC
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Attn: General Counsel
Either party hereto may designate a different address by written notice to the other party delivered in accordance with this Section 15.
16.    Delegation of Responsibility and Assignment. Notwithstanding anything in this Agreement, the Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates (other than to Ashford Hospitality Services LLC (“Ashford Services”) or its subsidiaries), agents and representatives of the Advisor or the Company as it may deem appropriate. Any authority delegated by the Advisor to any other person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the charter of the Company.
The Advisor may assign this Agreement to any Affiliate that remains under the control of the Advisor, other than Ashford Services or its subsidiaries, without the consent of the Company.
The Advisor may also assign this Agreement or pledge and grant a security interest in such Agreement to any lender of the Advisor without the consent of the Company; provided, however, that in advance of such assignment the Advisor and such lender must enter into definitive documentation, pursuant to which the Company shall be an express third-party beneficiary, providing that (i) in the event the lender is required pursuant to the terms of such loan agreement to provide to the Advisor notice of any default or potential default by the Advisor under such loan agreement, the lender shall simultaneously provide such notice to the Company, (ii) the Advisor shall promptly notify the Company upon the Advisor’s reasonable belief that it is in default under any such loan agreement, (iii) the Company shall have an explicit right to cure, for the account of the Advisor, all actual or potential defaults of the Advisor within the longer of (A) seven (7) business days of such default and (B) the number of days Advisor has to cure such default pursuant to the underlying loan agreement and (iv) the lender shall not take an action, or fail to take any action, that would result in the Company failing to maintain its status as a REIT under the Internal Revenue Code.
Any assignment contrary to this Section 16 shall be null and void ab initio.
17.    Future Spin-Off by the Company. If the Company elects to spin-off, carve-out, split-off or otherwise consummate a transfer of a division or subset of assets for the purpose of forming a joint venture, a newly created private platform or a new publicly traded company to hold such division or subset of assets constituting a distinct asset type and/or Investment Guidelines (collectively, a “Spin-Off Company”), the Company and Advisor agree that such Spin-Off Company shall be externally advised by the Advisor pursuant to an advisory agreement containing substantially the same material terms set forth in this Agreement.
18.    Company Covenants.
(a)    Consolidated Tangible Net Worth. Commencing with the first fiscal quarter beginning after June 30, 2023, the Company shall not permit its Consolidated Tangible Net Worth, as of the end of any fiscal quarter, to be less than the sum of (A) seven hundred fifty million dollars ($750,000,000) and (B) an amount equal to seventy-five percent (75%) of the net equity proceeds received by the Company by reason of the issuance and sale of equity interests in the Company after June 30, 2023.
(b)    Dividend Payments. Without the Advisor’s consent, delivered in writing to the Board of Directors, the Company shall not declare or pay (A) any dividend or distribution (whether in cash, securities or other property) with respect to any common shares or common units of the Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any common shares or common units of the Company, or on account of any return of capital to the Company’s common stockholders or common unitholders (or the equivalent person thereof) (a “Distribution”), that (x) would exceed the Company’s current quarterly dividend of $0.12 per common share and common unit and (y) on an annualized basis would exceed a dividend rate of nine point nine percent (9.9%) (or such higher annualized dividend rate, if applicable, equal to the average annualized dividend rate of the Peer Group over the ninety (90) days immediately preceding such Distribution) or (B) any Distribution for the purpose of avoiding, hindering or delaying the payment by the Company of the Termination Fee hereunder; provided, however, that nothing herein shall prohibit the Company from declaring or paying any dividend or distribution which, based on the advice of counsel, is necessary for the Company to maintain its REIT status. For the purposes of this Section 18(b), a Distribution in securities or other property shall be valued at the fair market value thereof (i.e., the price at which a willing buyer and a willing seller would purchase and sell the securities or other property, neither under any compulsion to buy or sell).
(c)    Investment Guidelines. (A) The Company’s Investment Guidelines pursuant to Section 9.2 of this Agreement will be deemed modified, without further action required by the parties hereto, to exclude select service assets, meaning, generally, not full service assets and (B) the Company shall be deemed to have granted to the Advisor, without further action required by the parties hereto, the right to advise and sponsor a select service platform including sourcing select service assets for such platform to the exclusion of the Company (provided that the Company shall not be required to convey to or otherwise include in the Advisor’s select service platform any select service assets owned by the Company).
(d)    For purposes of this Section 18, “Consolidated Tangible Net Worth” shall mean, as of any date of determination, the consolidated shareholders’ equity of the Company on that date, as determined in accordance with GAAP, minus the amount of the Company’s consolidated intangible assets under GAAP, plus the amount of the Company’s consolidated accumulated depreciation; provided, however, that there shall be excluded from the calculation of “Consolidated Tangible Net Worth” any effects resulting from the application of FASB ASC No. 715: Compensation—Retirement Benefits. Consolidated Tangible Net Worth shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to State of Financial Accounting Standards number 141.
19.    Representations, Warranties and Covenants of the Advisor. The Advisor represents and warrants to, and covenants and agrees with, the Company as follows:
(a)    The Advisor, taking into account its own personnel and the personnel available to it through its Affiliates, has access to personnel trained and experienced in the business of acquisitions, leasing of hotels, asset management, financing, the ownership and dispositions of hotels and such other areas as may be necessary and sufficient to enable the Advisor to perform its obligations under this Agreement.
(b)    The Advisor shall comply with all laws, rules, regulations and ordinances applicable to the performance of its obligations under this Agreement.
Neither the Advisor nor any of its Affiliates is party to or otherwise bound by or, during the term of this Agreement (including any extension thereof), will become party to or otherwise bound by, any agreement that would restrict or prevent (i) the Advisor from performing any obligation contemplated by this Agreement or (ii) the Company from operating its business as proposed to be conducted, including, without limitation, acquiring any hotel in any geographic market in the United States or any foreign country.
Notwithstanding anything in this Agreement to the contrary, in the event that, on or prior to the first anniversary of the Prior Effective Date, the Company enters into the Credit Facility, then the Advisor hereby agrees to execute and deliver to the lenders thereunder such documents as are reasonably necessary to subordinate to such loan this Agreement, including without limitation, the Advisor’s interest in the Termination Fee or Liquidated Damages Amount to which the Advisor may become entitled hereunder, subject to such lenders granting to the Advisor non-disturbance rights that are acceptable to the Advisor in its reasonable discretion.
20.    Intentionally Omitted.
21.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws principals thereof.
22.    Entire Agreement. This Agreement reflects the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes and replaces all agreements between the Company and the Advisor with respect to the subject matter hereof.
23.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and permitted assigns, and no other Person shall acquire or have any right under, or by virtue of, this Agreement. The Company shall be entitled to assign this Agreement to any successor to all or substantially all of its assets, rights and/or obligations; the Advisor shall have the right to assign this Agreement to any Affiliate (as such term is defined in Section 2).
24.    Amendment, Modifications and Waiver. This Agreement hereto shall not be altered or otherwise amended in any respect, except pursuant to an instrument in writing signed by the parties hereto; provided, that any additions to or deletions from the Peer Group Members identified in Exhibit A shall only be made with the approval of a majority of the Independent Directors of the Company. The waiver by a party of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
25.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same agreement.
(SIGNATURES BEGIN ON NEXT PAGE)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
ASHFORD TRUST:
Ashford Hospitality Trust, Inc.
By:     /s/ J. Robison Hays, III
Name: J. Robison Hays, III
Title: President and Chief Executive Officer
OPERATING PARTNERSHIP:
Ashford Hospitality Limited Partnership
By:    Ashford OP General Partner LLC, its general partner
By: /s/ J. Robison Hays, III
Name: J. Robison Hays, III
Title: President and Chief Executive Officer
TAXABLE REIT SUBSIDIARY:
Ashford TRS Corporation
By:     /s/ Deric S. Eubanks
Name: Deric S. Eubanks
Title: President
ADVISOR:
Ashford Hospitality Advisors LLC
By:     /s/ Eric Batis
Name: Eric Batis
Title: Chief Executive Officer
[Signature page to the Third Amended and Restated Advisory Agreement]

Ashford Inc.
By:     /s/ Alex Rose
Name: Alex Rose
Title: Executive Vice President, General Counsel and Secretary

[Signature page to the Third Amended and Restated Advisory Agreement]

Exhibit A
Peer Group Members
Chatham Lodging Trust (CLDT)
Diamondrock Hospitality Co. (DRH)
Hersha Hospitality Trust (HT)
Host Hotels & Resorts, Inc. (HST)
RLJ Lodging Trust (RLJ)
Summit Hotel Properties, Inc. (INN)
Sunstone Hotel Investors Inc. (SHO)
Exh. A